FOR MORE INFORMATION:                                   FOR IMMEDIATE RELEASE
Meredith J. Ching, 808-525-6669 or mching@abinc.com



W. BLAKE BAIRD JOINS ALEXANDER & BALDWIN BOARD

         HONOLULU - (June 22, 2006) - W. Blake Baird, a recognized leader in the real estate field, was today appointed to the board of directors of Alexander & Baldwin, Inc. (NASDAQ: ALEX), announced A&B Chairman of the Board and Chief Executive Officer W. Allen Doane.

         "Blake is an accomplished and knowledgeable executive with extensive experience in real estate and finance," said Doane. "His focus on global trade also will benefit A&B as our transportation businesses expand internationally."

         Baird, 45, is president and a director of AMB Property Corporation (NYSE:AMB), headquartered in San Francisco, California, which acquires, develops and operates industrial property throughout North America, Europe and Asia. He joined AMB in 1999 as managing director and chief investment officer, and was promoted to president in January 2000. AMB owns more than 1,000 properties comprising approximately 118 million square feet of leasable space in eleven countries.

         Prior to joining AMB, Baird was a managing director at Morgan Stanley & Co., where he was the head of real estate investment banking for the Western United States. He spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate.

         Following the April retirements of A&B board members Charles M. Stockholm and Carson R. McKissick, Baird becomes the ninth member of A&B's board. He also was appointed to serve on the board of Matson Navigation Company, Inc., A&B's transportation subsidiary.

         Baird earned a master's degree in business administration from New York University, and two bachelor's degrees - both magna cum laude - in economics from the Wharton School, and in history from the College of Arts and Sciences at the University of Pennsylvania.

         Baird is a member of Young Presidents' Organization, and is a former member of the Board of Governors of NAREIT (National Association of Real Estate Investment Trusts).


     Alexander & Baldwin, Inc., a diversified corporation headquartered in Honolulu; its major lines of business are ocean transportation (Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.); real estate (A&B Properties, Inc.); and food products (Hawaiian Commercial & Sugar Company, Kauai Coffee Company, Inc.). Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.
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NOTE TO EDITOR:  For a digital image of Mr. Baird, email lhowe@abinc.com